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                                                                      Exhibit 11
                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                   13 Weeks Ended                 26 Weeks Ended
                              ------------------------      --------------------------
                                 7/2/95       7/3/94           7/2/95        7/3/94
                              -----------  -----------      -----------    -----------
Net income                    $    12,480  $    12,715      $    24,712    $    26,081
                              ===========  ===========      ===========    ===========

Shares:
  Weighted average common
     shares outstanding        39,066,310   40,025,842       39,264,645     39,992,663

Net common shares issuable
     on exercise of certain
     stock options                247,368      235,493          265,702        223,512
                              -----------  -----------      -----------    -----------

Average common and common
     equivalent shares
     outstanding               39,313,678   40,261,335       39,530,347     40,216,175
                              ===========  ===========      ===========    ===========

Earnings per common and
  common equivalent share     $       .32  $       .32      $       .63    $       .65





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